Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BY AND AMONG

U. S. STEEL HOLDCO LLC,

UNITED STATES STEEL CORPORATION

AND

TPG GROWTH II BDH, L.P.

Dated as of September 30, 2019

TABLE OF CONTENTS

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 30, 2019 (the “Effective Date”), is by and among U. S. Steel Holdco LLC, a Delaware limited liability company (“Purchaser”), United States Steel Corporation, a Delaware corporation (“Purchaser Guarantor”), and TPG Growth II BDH, L.P., a Delaware limited partnership (“Seller”). Each of Purchaser, Purchaser Guarantor and Seller is sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

A.	Seller owns all of the issued and outstanding membership interests (the “Purchased Interests”) of TPG Furnace BL, LLC, a Delaware limited liability company (the “Company”).

B.	The Company owns 16.3135% of the issued and outstanding limited partnership interests of TPG Furnace, L.P., a Delaware limited partnership (“TPG Furnace”).

C.	TPG Furnace owns (i) 200 units of Big River Steel Holdings LLC, a Delaware limited liability company (“BRS LLC”), representing 20% of the common Equity Interests of BRS LLC (“BRS LLC Units”) and (ii) 200 shares of Big River Steel Corp., a Delaware corporation (“BRS Corp.”), representing 20% of the Equity Interests of BRS Corp. (“BRS Corp. Shares”), such that the Company indirectly owns 3.2627% of the outstanding common BRS LLC Units and the outstanding BRS Corp. Shares.

D.	Purchaser, BRS LLC, BRS Corp., BRS Stock Holdco LLC, a Delaware limited liability company (“BRS Newco”), and the Equityholders have entered into a Recapitalization and Equity Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, Purchaser will acquire from the Monetizing Sponsors (i) BRS LLC Units that will represent 49.9% (less the Blocker Percentage) of all issued and outstanding common BRS LLC Units and (ii) Equity Interests of BRS Newco that will represent 49.9% (less the Blocker Percentage) of all issued and outstanding common Equity Interests of BRS Newco.

E.	Prior to the Closing (as defined herein) and the closing of the transactions under the Purchase Agreement (the “Purchase Closing”), Seller shall cause the transactions set forth on Exhibit A attached hereto to occur (collectively, the “Blocker Restructuring Transactions”). Following the consummation of the Blocker Restructuring Transactions, the Company will own (i) a number of BRS LLC Units equal to the product of (x) the Blocker Percentage and (y) the then-issued and outstanding common BRS LLC Units and (ii) a number of common Equity Interests of BRS Newco equal to the product of (x) the Blocker Percentage and (y) the then-issued and outstanding common Equity Interests of BRS Newco.

F.	Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Purchased Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE OF EQUITY INTERESTS; PURCHASE PRICE

Section 1.1            Purchase and Sale of the Purchased Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller the Purchased Interests, free and clear of any Encumbrances (other than Encumbrances imposed under applicable securities Law).

Section 1.2            Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller in consideration of the Purchased Interests is (i) the product of (x) the Enterprise Value and (y) the Blocker Percentage (ii) (A) plus the Blocker Closing Adjustment (if the Blocker Closing Adjustment is positive) or (B) minus the absolute value of the Blocker Closing Adjustment (if the Blocker Closing Adjustment is negative) (the “Purchase Price”).

Section 1.3            Closing Payments. At the Closing, Purchaser will pay:

(a)            to the Adjustment Escrow Subaccount with the Escrow Agent, the product of the Blocker Catch-Up Percentage and the Adjustment Escrow Amount (as defined in, and as may be adjusted pursuant to, the Purchase Agreement) (the “Adjustment Escrow Subaccount Amount”), pursuant to the Escrow Agreement; and

(b)          to the account or accounts designated by Seller, the Blocker Closing Payment.

Section 1.4            Post-Closing Purchase Price Adjustment.

(a)           Payment of Purchase Price Adjustment. If (i) Purchaser is obligated to make a payment to the Monetizing Sponsors pursuant to Section 1.5(e)(i)(A) of the Purchase Agreement (a “Purchaser Purchase Price Adjustment Payment”), then Purchaser shall pay to Seller the lesser of (A) the product of the Blocker Catch-Up Percentage and the amount of such Purchaser Purchase Price Adjustment Payment and (B) the Adjustment Escrow Subaccount Amount or (ii) Purchaser and the Equityholders are obligated to cause all or a portion of the Adjustment Escrow Account to be released from escrow to Purchaser pursuant to Section 1.5(e)(i)(B) of the Purchase Agreement (an “Equityholder Purchase Price Adjustment Payment”), then Seller and Purchaser shall cause a portion of the Adjustment Escrow Subaccount equal to the product of the Blocker Catch-Up Percentage and the amount of such Equityholder Purchase Price Adjustment Payment to be released from escrow to Purchaser (in each case, the “Purchase Price Adjustment”). The Adjustment Escrow Subaccount shall be the sole source of payment of any Purchase Price Adjustment payable to Purchaser, and Seller shall have no liability to the extent the Purchase Price Adjustment exceeds the Adjustment Escrow Subaccount Amount. The Parties will cause all amounts remaining in the Adjustment Escrow Subaccount after payment of the Purchase Price Adjustment and the fees and expenses of the Accounting Referee (as defined in the Purchase Agreement) payable by Seller (in an amount equal to the product of the Blocker Catch-Up Percentage and the amount of payments that the Monetizing Sponsors are required to make to the Accounting Referee pursuant to Section 1.5(d)(iii) of the Purchase Agreement) to be promptly (and not later than three (3) Business Days after the later of such payments) released to Seller.

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(b)          Any Purchase Price Adjustment payable to Seller or Purchaser will be paid within ten (10) Business Days following the date on which the Preliminary Statement (as defined in the Purchase Agreement) becomes the Final Statement, which payment shall be made in immediately available funds by wire transfer pursuant to instructions provided in writing by the recipient of the funds.

Section 1.5            Escrow Amount. Prior to the Closing Date, Seller and Purchaser shall appoint the Escrow Agent to act as the escrow agent with respect to the Adjustment Escrow Subaccount. The Adjustment Escrow Subaccount shall be held and disbursed in accordance with the terms of the Escrow Agreement, which shall include that payments in respect of the Adjustment Escrow Subaccount shall be made only pursuant to the joint instruction of Purchaser and KM BRS, LLC, a Delaware limited liability company, as Seller’s representative in respect of the Escrow Agent. The costs associated with establishing and maintaining the Adjustment Escrow Subaccount pursuant to the Escrow Agreement shall be borne as set forth in the Escrow Agreement.

Section 1.6            Tax Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that are required to be deducted and withheld with respect to such payment under the Code, the Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing Authority and, when so remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except as a result of the failure by Seller to provide the certificate described in Section 2.2(a)(iv), Purchaser shall make no withholding or deduction on account of Taxes in respect of a payment to Seller pursuant to this Agreement and the transactions contemplated herein absent a change of either Law or fact after the Effective Date.

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ARTICLE II
CLOSING

Section 2.1           Closing Date. The closing of the transactions contemplated hereby (the “Closing”) will take place at the Cleveland, Ohio offices of Baker & Hostetler LLP on the same date as the Purchase Closing, or on such other date or at such other place as the Parties mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.2           Closing Deliveries.

(a)          By Seller. At the Closing, Seller (or, with respect to Section 2.2(a)(iv), if Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) will deliver or cause to be delivered to Purchaser:

(i)                 the Purchased Interests, free and clear of all Encumbrances;

(ii)                a certificate of a duly authorized person of Seller certifying (a) that attached thereto are complete and correct copies of all resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by Seller, in connection with the transactions contemplated hereby and thereby and (b) the names and signatures of the authorized persons of Seller authorized to sign this Agreement and the Related Agreements to which such Party is a party;

(iii)               a good standing certificate from the Secretary of State of Delaware with respect to the Company; and

(iv)               a properly completed IRS Form W-9 certifying that Seller (or if Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not subject to backup withholding.

(b)          By Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller:

(i)                 the Blocker Closing Payment, as set forth in Section 1.3(b); and

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(ii)                a certificate of a duly authorized officer of each of Purchaser and Purchaser Guarantor certifying (a) that attached thereto are complete and correct copies of all resolutions adopted by Purchaser and Purchaser Guarantor authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser or Purchaser Guarantor is a party, and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by Purchaser or Purchaser Guarantor, as applicable, in connection with the transactions contemplated hereby and thereby and (b) the names and signatures of the officers of each of Purchaser and Purchaser Guarantor authorized to sign this Agreement and the Related Agreements to which such Party is a party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

Section 3.1            Authorization, Validity and Execution. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller has all necessary power and authority to (a) execute and deliver this Agreement and each Related Agreement to which it is a party, (b) perform its obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of Seller, and no other limited partnership or corporate action or proceeding on the part of Seller is necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution of this Agreement by each other Party, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 3.2            Organization, Existence and Good Standing; Capitalization of the Company; Title to Equity Interests.

(a)           The Company (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all organizational power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or ownership of its assets makes such qualification necessary, except, in the case of this clause (iii), for such qualifications the absence of which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

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(b)          All of the issued and outstanding membership interests of the Company as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party in violation of any preemptive, subscription or similar rights of any Person. There are no preemptive or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, calls or other rights of any kind that obligate Seller or the Company to purchase, issue or sell any Equity Interests or other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any such securities. Neither Seller nor the Company has any outstanding or authorized stock appreciation rights, phantom stock, profit participation rights or similar rights in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Interests. The Purchased Interests constitute 100% of the issued and outstanding Equity Interests of the Company. Seller is the record and beneficial holder of the Purchased Interests and has good and marketable title to the Purchased Interests, free and clear of any Encumbrances other than transfer restrictions imposed by Law.

(c)           As of the date hereof, the Company does not directly hold any Equity Interests of BRS LLC, BRS Corp. or BRS Newco. Following the consummation of the Blocker Restructuring Transactions, the Company will be the record and beneficial holder of the product of (x) the Blocker Percentage and (y) 1,000 Common Units of BRS LLC and the product of (i) the Blocker Percentage and (ii) 1,000 Common Units of BRS Newco (collectively, the “Blocker Held Units”). Following the consummation of the Blocker Restructuring Transactions, the Blocker Held Units will constitute the Blocker Percentage of the issued and outstanding common BRS LLC Units and the Blocker Percentage of the issued and outstanding common Equity Interests of BRS Newco. The Company does not own, or hold the right to acquire, any Equity Interests in any Person other than BRS LLC, BRS Corp. and BRS Newco as contemplated by the Blocker Restructuring Transactions. Following the consummation of the Blocker Restructuring Transactions, the Company will have good and marketable title to the Blocker Held Units, in each case, free and clear of any Encumbrances other than transfer restrictions imposed by Law.

(d)           The Company has made available to Purchaser complete and correct copies of the certificate of formation and limited liability company operating agreement of the Company, in each case as amended through the Effective Date.

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(e)           There is no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any Equity Interests of the Company.

Section 3.3            Consents and Approvals; No Violations. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the certificate of formation, limited liability company operating agreement, certificate of incorporation, bylaws or any other similar Organizational Documents of Seller or the Company, (b) violate any Law or Judgment of any Governmental Authority by which Seller or the Company is bound or to which any Purchased Interests are subject, (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller or the Company is a party or by which any of the Purchased Interests may be bound or (d) result in the creation or imposition of any Encumbrances upon any of the Purchased Interests or any properties or assets of Seller or the Company (other than transfer restrictions imposed by Law and restrictions under the BRS Corp. Stockholders Agreement and the Company A&R LLC Agreement (each as defined in the Purchase Agreement)), except, with respect to clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement and any Related Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 3.4            Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than any such action, consent, filing or notification the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement and any Related Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby.

Section 3.5            No Operations. The Company has not conducted any business or operations and has no liabilities or obligations, other than immaterial liabilities or obligations incidental to its status as a holding company or related to the maintenance of its limited liability company existence.

Section 3.6            Litigation. There is no Action pending, or, to the knowledge of Seller, threatened against Seller, which, if decided adversely against Seller, would reasonably be expected to interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. Seller has not received written notice that it is subject to any outstanding Judgment which would be reasonably likely to interfere with, prevent, materially delay or make illegal any of the transactions contemplated by this Agreement or any other Related Agreement to which it is a party. There are not, and there have not been, any Actions pending, or to the knowledge of Seller, threatened, against the Company, and the Company is not permanently or temporarily enjoined or barred by any Judgment.

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Section 3.7            Compliance with Laws. The Company is, and has at all times been, in compliance in all material respects with all applicable Laws.  The Company has not received any written notice from any Governmental Authority regarding any actual, alleged or potential violation by the Company of, or failure by the Company to comply with, any applicable Laws that, in either case, is, or would reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.8            Taxes.

(a)           The Company has (i) duly and timely filed (taking into account any validly obtained extensions of time to file) all income and other material Tax Returns that it was required to file with or submit to any Person, and all such Tax Returns were and remain true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws, and (ii) duly and timely paid (taking into account any validly obtained extensions of time to pay) all Taxes it was required to pay (whether or not shown as due and payable on any Tax Returns). The Company has timely withheld or collected and timely paid over to the appropriate Governmental Authority all Taxes that it was required to withhold or collect and pay over from amounts paid or owing to any employee, creditor, independent contractor, shareholder, equityholder, Affiliate or other Person and it has complied in all material respects with all applicable Tax reporting related to such amounts paid or owing. Seller has furnished to Purchaser true and correct copies of all Tax Returns filed by the Company since the date of its incorporation, formation or organization or the last five (5) years, whichever is later.

(b)           No deficiencies for Taxes or other assessments relating to Taxes have been assessed, claimed, threatened, or proposed against the Company, other than any deficiencies or assessments that have been paid or resolved. No Tax Proceedings are ongoing, pending or being conducted with respect to Taxes of the Company, and neither the Company nor its Affiliates have received written notice that any Tax Proceeding has been proposed or threatened. The Company has not waived or extended a statute of limitations with respect to Taxes, including the assessment or collection of any Tax, unless the period to which it has been waived or extended has expired. There are no outstanding powers of attorney from or with respect to the Company authorizing anyone to bind the Company in connection with any Tax, Tax Return, Tax Proceeding or other matter relating to Taxes. There is no outstanding closing agreement or other binding written agreement, ruling request, request to consent to change a method of accounting, subpoena, or request for information with or by any Governmental Authority with respect to the Company, its income, assets, business or Tax. The Company is not, nor has ever been, a party to any Tax-sharing, Tax-indemnity, or Tax-allocation Contract. The Company is not, and has never been, a member of any consolidated, affiliated, combined, unitary or other similar Tax reporting group, and the Company does not have any Liability for Taxes of any other Person arising from the application of any consolidated, affiliated, combined, unitary or other similar Tax reporting regime, as a transferee or successor, or otherwise. The Company has never received any written claim by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to collect or withhold and pay over Taxes, except where the Company has commenced filing such Tax Returns or withholding or collecting and paying over Taxes. Except as a result of its ownership of interests in BRS LLC, BRS Corp. or BRS Newco, the Company is not, and has never received written notice from any Governmental Authority that it may be, subject to Tax in any jurisdictions outside of the jurisdiction of organization by virtue of having any place of business or permanent establishment in that jurisdiction. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

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(c)          The Company has not entered into or otherwise been a party to any transaction requiring reporting or disclosure to a Governmental Authority under applicable Tax Law.

(d)          The Company (i) (x) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law and (y) does not have any knowledge that any Governmental Authority has proposed any such adjustment, (ii) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, and (iii) will not be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (x) installment sale or open transaction disposition made on or prior to the Closing Date, (y) prepaid amount received on or prior to the Closing Date or (z) election pursuant to Section 108(i) of the Code.

(e)           No property with built-in gain (as determined for U.S. federal income tax purposes) has been contributed by the Company to any other Person during the past seven (7) years.

(f)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

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For purposes of this Section 3.8, any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company. Nothing in this Section 3.8 or otherwise in this Agreement shall be construed as a representation or warranty, or require Seller to indemnify Purchaser, with respect to the availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Company with respect to any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.9            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER GUARANTOR

Each of Purchaser and Purchaser Guarantor, jointly and severally, represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1            Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2            Authorization, Validity and Execution. Each of Purchaser and Purchaser Guarantor has all necessary power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereunder. The execution, delivery and performance of this Agreement and each Related Agreement to which it is a party have been duly authorized by all necessary action on the part of Purchaser and Purchaser Guarantor and no other action or proceeding on the part of Purchaser or Purchaser Guarantor is necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and Purchaser Guarantor and, assuming the due execution of this Agreement by the other Parties, this Agreement constitutes the valid and binding obligation of Purchaser and Purchaser Guarantor, enforceable against Purchaser and Purchaser Guarantor in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 4.3            Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser and Purchaser Guarantor of this Agreement and the Related Agreements to which it is a party, and the consummation by Purchaser and Purchaser Guarantor of the transactions contemplated hereby and thereby, will not (a) result in a violation of, conflict with or result in any breach of any provisions of the Organizational Documents of Purchaser and Purchaser Guarantor; (b) assuming compliance with the matters referred to in Section 4.4, violate any Law or Judgment of any Governmental Authority by which Purchaser or Purchaser Guarantor is bound or (c) require a consent, notice or approval under, result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract to which Purchaser or Purchaser Guarantor is a party, except, with respect to clauses (b) and (c), as would not materially adversely affect the ability of Purchaser or Purchaser Guarantor to enter into and perform its obligations under this Agreement and any Related Agreement to which it is a party or consummate the transactions contemplated hereby and thereby.

Section 4.4            Governmental Authorization. The execution, delivery and performance by Purchaser and Purchaser Guarantor of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than any such action, consent, filing or notification the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Purchaser or Purchaser Guarantor to enter into and perform its obligations under this Agreement or any Related Agreements to which it is a party or consummate the transactions contemplated hereby and thereby.

Section 4.5            Litigation. There is no Action pending, or, to the knowledge of Purchaser or Purchaser Guarantor, threatened against Purchaser or Purchaser Guarantor, which, if decided adversely against it, would reasonably be expected to materially adversely affect its ability to enter into and perform its obligations under this Agreement or any Related Agreements to which it is a party or consummate the transactions contemplated hereby and thereby. Neither Purchaser nor Purchaser Guarantor has received written notice that it is subject to any outstanding Judgment which would be reasonably likely to interfere with, prevent, materially delay or make illegal with any of the transactions contemplated by this Agreement or any other Related Agreement to which it is a party.

Section 4.6            Financial Capability. Each of Purchaser and Purchaser Guarantor has, and will have available to it at the Closing, sufficient cash or other sources of immediately available funds (through existing credit agreements or otherwise) to complete each of the transactions contemplated hereby and to pay all fees and expenses of or payable by Purchaser hereunder, and any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.7            Solvency. Assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, immediately after giving effect to the consummation of the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith) (a) the fair saleable value (determined on a going concern basis) of the assets of Purchaser will be greater than the total amount required to pay Purchaser’s debts (including a reasonable estimate of the amount of all contingent Liabilities), (b) Purchaser will be able to pay its debts and obligations in the ordinary course of business as they become due and (c) Purchaser will have adequate capital to carry on its businesses. In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser.

Section 4.8            Brokers. Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, Purchaser Guarantor or any of their Affiliates.

Section 4.9            Investment Intent.

(a)          Purchaser (i) is acquiring the Purchased Interests solely for its own account, for investment only and not with a view for resale in connection with any distribution of the Purchased Interests in contravention of the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable Laws and Purchaser will not dispose of the Purchased Interests in contravention of the Securities Act or other applicable Laws, (ii) has received and read the Organizational Documents of the Company and (iii) has sufficient knowledge and experience, including with respect to the industries in which the business of the Company operates, to evaluate the merits and risks of this investment.

(b)          Purchaser acknowledges that (i) the Purchased Interests have not been registered under the Securities Act, that the Purchased Interests have not been registered under any applicable securities laws of any state or other jurisdiction and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or are sold pursuant to an exemption from such registration and (ii) none of Seller or the Company or any of their respective Affiliates is under any obligation to register the Purchased Interests and that no market may exist for the resale of the Purchased Interests.

(c)          Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Purchaser understands the speculative nature of an investment in the Purchased Interests and, accordingly, is able to bear the economic risk of this investment and, at the present time, could afford a complete loss of such investment.

(d)          Purchaser and its Representatives have been afforded the opportunity to ask questions of Representatives of Seller and the Company and have received answers to such questions, as Purchaser deems necessary in connection with its decision to acquire the Purchased Interests.

Section 4.10         No Additional Representations; Inspection.

(a)          Notwithstanding anything contained in ARTICLE III or any other provision of this Agreement, Purchaser acknowledges and agrees that none of Seller or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Company, other than the representations and warranties expressly set forth in ARTICLE III.

(b)          Purchaser further acknowledges and agrees that none of Seller or any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of any information, documents and other materials other than the representations and warranties contained in this Agreement.

ARTICLE V
CERTAIN AGREEMENTS

Section 5.1            Efforts to Close. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their commercially reasonable efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable; provided that Seller shall not be required to pay or commit to pay any amounts in connection therewith. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Purchaser’s obligation to use its commercially reasonable efforts set forth in this Section 5.1 shall not include an obligation of Purchaser to (i) propose, negotiate, offer to commit, effect or agree to by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of any assets, properties, or businesses of the business of the Group Companies or of Purchaser’s business or of the assets, properties, or businesses to be acquired pursuant to this Agreement, (ii) terminate, modify, or assign existing relationships, Contracts, or obligations of Purchaser or of Purchaser’s business or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (iii) change or modify any course of conduct regarding future operations of Purchaser or of Purchaser’s business or the assets, properties, or businesses to be acquired pursuant to this Agreement or (iv) agree to any other limitation on its ability to effectively control any portion of the business of the Group Companies or of Purchaser’s business, or any limitation that would affect its ability to control the operations of any portion of the business of the Group Companies or of Purchaser’s business.

Section 5.2            Confidentiality.

(a)          Each Party (the “Receiving Party”) acknowledges on behalf of itself and its Affiliates that any trade secrets or other confidential or proprietary information or data of the other Party (the “Disclosing Party”) (collectively, “Confidential Information”) are the property of such Disclosing Party and agrees that such Disclosing Party has a protectable interest in its Confidential Information, and that disclosure of any of such information by a Receiving Party or any other Person would deprive the Disclosing Party of the full benefit of the transactions contemplated by this Agreement and the Purchase Agreement. Each Receiving Party recognizes that it or any of its Affiliates may have had, or may continue to have, access to Confidential Information and agrees that it shall not, and shall cause its Affiliates not to, disclose to any Person or use for any purpose whatsoever (except in respect of consummating the transactions contemplated by this Agreement and the Purchase Agreement) any such Confidential Information without the prior written consent of the Disclosing Party; provided, that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by such Receiving Party or its Representatives, (ii) becomes available to such Receiving Party after the date hereof on a non-confidential basis from a source not known by such Receiving Party to be bound by an obligation or duty of confidentiality or (iii) is independently developed by Receiving Party after the date hereof without use of or reference to any of the Confidential Information. A Receiving Party may disclose Confidential Information to the extent required (based on the written advice of legal counsel) to be disclosed by judicial process or Law; provided, that to the extent legally permissible and reasonably practicable in the circumstances, such Receiving Party notifies the applicable Disclosing Party in writing of its intention to make such disclosure and, to the extent reasonably practicable, provides a list of the Confidential Information that the Receiving Party intends to disclose prior to making such disclosure. Each Receiving Party agrees to use its commercially reasonable efforts to cooperate with the Disclosing Party (at such Disclosing Party’s expense) so that such Disclosing Party may seek, at its expense, an appropriate protective order or other remedy with respect to its Confidential Information. In the event that such a protective order or other remedy is not obtained, such Receiving Party (A) will furnish only that portion of the Confidential Information that, after consultation with its legal counsel, it reasonably determines, in good faith, is required by judicial process or Law to be disclosed and (B) will use its commercially reasonable efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such information at such Disclosing Party’s expense.

(b)          Notwithstanding anything to the contrary set forth herein, each Party may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials (such as tax opinions) that are provided to it relating thereto); provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any Party, or (ii) except to the extent relating to such tax treatment or tax structure, confidential commercial, financial or structural information regarding any Party or such transactions.

Section 5.3            Further Assurances. From and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 5.4            Publicity.

(a)          None of the Parties will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of each of the other Parties, except as may be required by applicable Law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system applicable to a Party, in which case the Party proposing to issue such press release or make such public statement will use commercially reasonable efforts to consult in good faith with the other Parties and shall allow such other Parties reasonable time to comment on such press release or public statement before issuing such press release or making such public statement.

(b)          Each Party agrees that the terms of this Agreement will not be disclosed or otherwise made available to the public and that copies of this Agreement will not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law (and only to the extent required by such Law), by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system applicable to such Party (and only to the extent required by such agreement or rules) or by GAAP in the preparation of financial statements that any Party or any of its Affiliates provides to third parties pursuant to contractual obligations. In the event that such disclosure, availability or filing is required by applicable Law or GAAP as described in this Section 5.4, each Party agrees to use its commercially reasonable efforts to obtain, if available, “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Authority) and, if permitted, to redact such terms of this Agreement as reasonably requested by the other Party.

Section 5.5            Notification. Between the Effective Date and the Closing, Seller will promptly receiving actual knowledge thereof notify the other Parties of: (a) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Related Agreements; (b) receipt of any notice or other communication with any Governmental Authority related to or in connection with the transactions contemplated by this Agreement and the Related Agreements; (c) filing or assertion of any Actions commenced or, to the knowledge of Seller threatened in writing against, whether civil, criminal, administrative or investigative, involving such Party or its Affiliates that, if pending on the Effective Date, would have been required to have been disclosed pursuant to this Agreement or that relate to the transactions contemplated by this Agreement and the Related Agreements; and (d) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

Section 5.6            Blocker Restructuring Transactions. Seller shall cause the Blocker Restructuring Transactions to be completed prior to Closing.

Section 5.7            R&W Insurance Policy. Purchaser shall not amend or agree to amend, or do anything that adversely affects the enforceability of, any term of the R&W Insurance Policy or that may have any effect on Seller’s Liability hereunder, or the provisions of the R&W Insurance Policy that waive the insurers’ rights to take subrogated action against Seller, and/or any of its directors, officers or employees, without the prior written consent of Seller, which approval may be withheld in its sole and absolute discretion. Purchaser shall pursue the maximum recovery from insurers under the R&W Insurance Policy with respect to any indemnifiable claim and vigorously contest and resist any denial of coverage or reservation of rights with respect to any claim made under the R&W Insurance Policy, including by vigorously pursuing all available avenues of administrative and judicial remedy or appeal.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1            Mutual Conditions. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be waived, in whole or in part, by the Parties:

(a)           No Prohibition. No Law or Judgment enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction shall be in effect preventing or making illegal the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).

(b)          Purchase Agreement Closing. The Purchase Closing shall have occurred or will occur substantially simultaneously with the Closing (as defined hereunder).

Section 6.2            Condition to Purchaser’s and Purchaser Guarantor’s Obligations. The obligation of Purchaser and Purchaser Guarantor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following condition, which may be waived, in whole or in part, by Purchaser:

(a)           Representations and Warranties. The representations and warranties set forth in Section 3.1, Section 3.2(b), Section 3.2(c), Section 3.2(d) and Section 3.5 (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing and all other representations and warranties set forth in ARTICLE III, without giving effect to any materiality or similar qualification, shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing (other than, in each case, any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such other representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby;

(b)           Covenants. Seller will have performed in all material respects all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to Closing;

(c)          Authorized Person’s Certificate. Seller shall have delivered to Purchaser a certificate dated as of the Closing Date signed by an authorized person of Seller to the effect that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(d)          Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Purchaser the items and documents set forth in Section 2.2(a).

Section 6.3            Condition to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following condition, which may be waived, in whole or in part, by the Company:

(a)          Representations and Warranties.  The representations and warranties set forth in Section 4.2 (the “Purchaser Fundamental Representations”) shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing and all other representations and warranties set forth in ARTICLE IV, without giving effect to any materiality or similar qualification, shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of the Closing (other than, in each case, any representation or warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such specified date), except to the extent the failure of such other representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Purchaser and Purchaser Guarantor to consummate the transactions contemplated hereby;

(b)          Covenants.  Each of Purchaser and Purchaser Guarantor will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)           Officer’s Certificate. Purchaser and Purchaser Guarantor shall have delivered to the Company a certificate dated as of the Closing Date signed by an officer of Purchaser and Purchaser Guarantor to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d)          Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company the documents and payments set forth in Section 2.2(b).

ARTICLE VII
TAX MATTERS

Section 7.1            Tax Indemnification; Tax Returns.

(a)           Seller shall indemnify the Company and Purchaser for any Taxes (including those payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502-6 or otherwise) of, imposed on or payable by the Company (or any predecessor thereof) (i) for or attributable to a Pre-Closing Tax Period (determined as provided in Section 7.1(d) for any Straddle Period), determined by assuming that the taxable year of any pass-through entity closed as of the end of the Closing Date, and (ii) attributable to the Blocker Restructuring Transactions, in each case, together with any interest, penalty or additions to Tax accruing after the Closing Date thereon (for the avoidance of doubt, without duplication for any amounts paid with respect to the representations and warranties in this Agreement, or any amounts recovered under any third-party insurance coverage). The Parties agree to treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law or a “determination” within the meaning of Section 1313(a) of the Code.

(b)          Purchaser shall prepare and file as required by applicable Law with the appropriate Taxing Authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Company that are required to be filed after the Closing Date with respect to a Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law. Purchaser shall submit such Tax Returns to Seller for its approval (not to be unreasonably withheld, conditioned or delayed; provided, however, that Seller shall not withhold approval with respect to any item reported consistently with an applicable IRS Schedule K-1 received by the Company) (together with schedules, statements and, to the extent requested by such other party, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return, or in the case of any consolidated, combined, unitary, affiliated or similar Tax Return, shall submit a pro forma Tax Return of the Company (together with supporting documentation and workpapers), and shall make any changes reasonably requested by Seller; provided, however, that Seller shall not propose any change with respect to any item reported consistently with an applicable IRS Schedule K-1 received by the Company. The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser will not (and will not cause the Company to) amend any Tax Return of the Company relating to a Pre-Closing Tax Period except as otherwise required by applicable Law.

(c)          Purchaser shall promptly notify Seller in writing upon receipt by the Company, Purchaser or any of their Affiliates of notice of any Tax audits, examinations or assessments that could give rise to a liability for which Seller is responsible under this Agreement, provided that Purchaser’s failure so to notify Seller shall not limit Purchaser’s rights under this ARTICLE VII except to the extent Seller is materially prejudiced by such failure. Purchaser shall control such Tax audit, examination or proceeding (at Seller’s expense) and shall promptly (i) notify Seller of significant developments with respect to such Tax audit, examination or proceeding and keep Seller reasonably informed and consult with Seller as to the resolution of any issue that would materially affect Seller, (ii) give Seller a copy of any Tax adjustment proposed in writing with respect to such Tax audit, examination or proceeding and copies of any other written correspondence with the relevant Taxing Authority relating to such Tax audit, examination or proceeding (or, in the case of an audit of a consolidated, combined or unitary return, the portion of such materials relating to the Company), (iii) not settle or compromise any issue that could give rise to a liability for which Seller is responsible under this Agreement without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and (iv) otherwise permit Seller to participate in all aspects of such Tax audit, examination or proceeding that could give rise to a liability for which Seller is responsible under this Agreement, at Seller’s expense.

(d)         Whenever it is necessary to determine the liability for Taxes that are payable with respect to a Straddle Period, the Taxes, if any, attributable to such Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date. Any such allocation of (i) Taxes, other than those referred to in clause (ii) below, shall be made by means of a closing of the books and records of the Company as of the end of the Closing Date, provided, however, that depreciation and amortization deductions shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period, and (ii) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period. For the avoidance of doubt, for purposes of this Section 7.1(d), in the case of any income Tax attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes, the portion of such income Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on the Closing Date.

Section 7.2            Deductions. The Parties agree that any deduction in respect of or attributable to items included in the Unpaid Transaction Expenses Amount (as defined in the Purchase Agreement) (or items that would be included in the Unpaid Transaction Expenses Amount but for the fact that they are paid prior to Closing) shall accrue for U.S. federal income tax purposes in a Pre-Closing Tax Period to the extent permitted by Law based upon a “more likely than not” level of comfort, and, in such case, the Parties agree not to take a contrary position on any U.S. federal income Tax Return.

Section 7.3            Sales and Transfer Taxes. All sales, use, value-added, goods and services, transfer, real estate transfer, documentary, conveyance or similar Taxes or expenses that may be imposed as a result of the sale by Seller of the Purchased Interests to Purchaser, together with any and all penalties, interest and additions to tax with respect thereto (“Transaction Transfer Taxes”) shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand. The Parties will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

Section 7.4            Books and Records; Cooperation. Purchaser and Seller shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or claim for refund, the determination of a tax liability for Taxes or a right to refund of Taxes or the conduct of any audit or other examination by any Taxing Authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, claim for refund, Tax determination, audit, examination or proceeding. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations made by Taxing Authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 7.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Purchaser and Seller agree that the sharing of information and cooperation contemplated by this Section 7.4 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

Section 7.5            Refunds. All refunds of Taxes (including interest actually received thereon from a relevant Taxing Authority) for a Pre-Closing Tax Period with respect to Taxes paid by the Company at or prior to the Closing or paid by Seller pursuant to Section 7.1 shall be for the account of Seller, and Purchaser shall pay such amounts less Purchaser’s out-of-pocket expenses, including professional fees, incurred in connection with obtaining such refund and less any Taxes incurred by Purchaser, its Affiliates or the Company in connection with the receipt of such refund or interest to Seller if such refunds are received by Purchaser, its Affiliates or the Company; provided, however, that Seller shall not be entitled to any Tax refunds that are (i) attributable to a carryback of a loss, credit or other Tax attribute from a taxable period (or portion thereof) beginning after the Closing Date or (ii) payable to another Person pursuant to any Contract to which the Company is a party as of Closing.

Section 7.6            Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax sharing agreements between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any past or future period.

ARTICLE VIII
TERMINATION

Section 8.1             Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)            by written consent of each of Seller and Purchaser;

(b)           by Seller or Purchaser if any Closing Legal Impediment shall be in effect and shall have become final and nonappealable; provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement was a cause of, or resulted in, such Closing Legal Impediment;

(c)            by Purchaser if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively, and (ii) cannot be cured or, if capable of being cured, shall not have been cured by thirty (30) days following receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;

(d)           by Seller if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, respectively, and (ii) cannot be cured or, if capable of being cured, shall not have been cured by thirty (30) days following receipt of written notice from the Company stating its intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company or BRS Newco is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(e)            by Seller or Purchaser if the Purchase Agreement has been terminated in accordance with its terms.

Section 8.2             Procedure upon Termination. In the event that this Agreement is terminated pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Parties in accordance with Section 8.1 and Section 11.4, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any Party.

Section 8.3            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any Party hereto or its Affiliates, officers, directors, members, or shareholders, other than the Liability of a Party for Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. Notwithstanding the foregoing, the provisions of Section 5.2, Section 5.4, this ARTICLE VIII, ARTICLE X and ARTICLE XI shall survive any termination of this Agreement and remain valid and binding obligations of the Parties.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1             Survival. The representations, warranties, covenants and agreements required to be performed at or prior to the Closing by the Parties shall survive the execution and delivery hereof and the Closing hereunder until the date that is 18 months following the Closing; provided, that each of the Seller Fundamental Indemnity Representations and Purchaser Fundamental Representations and those covenants and agreements to the extent that by their terms apply or are to be performed in whole or in part after the Closing shall, in each case, survive the execution and delivery hereof and the Closing hereunder until sixty days after the expiration of the applicable statute of limitations.

Section 9.2             Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend, save and hold Purchaser, its Affiliates (other than the Group Companies), equityholders, Representatives, successors and assigns (each, a “Purchaser Indemnitee” and collectively, the “Purchaser Indemnitees”) harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnitee arising out of, based upon or resulting from any of the following:

(a)            any breach of any Seller Fundamental Indemnity Representation; and

(b)           any breach or any failure to perform by Seller of any of its Pre-Closing Covenants.

Section 9.3             Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend, save and hold Seller and its Affiliates, equityholders, Representatives, successors and assigns (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) harmless from and against any and all Losses incurred or suffered by the Seller Indemnitees arising out of, based upon or resulting from any of the following:

(a)            any breach of any Purchaser Fundamental Representation; and

(b)            any breach or any failure to perform by Purchaser of any of its Pre-Closing Covenants.

Section 9.4             Limitations on Indemnification.

(a)            When determining whether there has been any breach of any representation or warranty made by Seller for purposes of this ARTICLE IX, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality, “all material respects” or “material adverse effect” or other similar qualification contained in such representation or warranty.

(b)            For purposes of calculating Losses hereunder, each representation and warranty made by Seller contained in this Agreement shall be read without regard and without giving effect to any materiality, “all material respects” or “material adverse effect” or other similar qualification contained in such representation or warranty.

(c)            Seller shall not have any Liability pursuant to Section 9.2(b) for any Losses unless and until the aggregate amount of all such Losses to which Purchaser Indemnitees are entitled to indemnification from Seller under Section 9.2(b) exceeds $200,000 in the aggregate (the “Seller Basket”), in which event Seller shall be liable for indemnification pursuant to Section 9.2(b) for all such Losses in excess of the amount of the Seller Basket, up to but not exceeding $200,000 in the aggregate (but net of any amounts previously paid with respect to any other indemnification claims pursuant to Section 9.2(b)). With respect to indemnification claims made under Section 9.2(a) or claims for Fraud by Seller, the following order of recovery and limitations shall apply: (i) first, from Seller, up to $8,700,000 in the aggregate (but net of any amounts previously paid (x) by Seller with respect to any other indemnification claims pursuant this Agreement and (y) with respect to any indemnification claims pursuant to Sections 10.2 and 10.3 of the Purchase Agreement); (ii) second, from the R&W Insurance Policy; and (iii) third, with respect to an Uncovered Breach or Fraud, from Seller. The maximum Liability of Seller pursuant to Section 9.2(a) or for Seller’s Fraud shall be the Purchase Price.

(d)           Purchaser shall not have any Liability pursuant to Section 9.3(b) for any Losses unless and until the aggregate amount of all such Losses to which Seller Indemnitees are entitled to indemnification from Purchaser under Section 9.3(b) exceeds $200,000 (the “Purchaser Basket”), in which event Purchaser shall be liable for indemnification pursuant to Section 9.3(b) for all such Losses in excess of the amount of the Purchaser Basket, up to but not exceeding $200,000 in the aggregate. The maximum Liability of Purchaser pursuant to Section 9.3(a) or for Purchaser’s Fraud shall be the Purchase Price.

(e)           Notwithstanding anything herein to the contrary, in the event any Party or any other Indemnified Party is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances for which such Person has received payment or another benefit under one of those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any liability for indemnification hereunder shall be without duplication by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f)           The amount of any Losses subject to indemnification under this ARTICLE IX shall be calculated net of any insurance proceeds and any indemnity, contribution or other similar payment from a third party actually received by the Indemnified Party. In the event that any insurance proceeds or third party payments are received by the Indemnified Party with respect to a Loss for which any Indemnified Party has been indemnified pursuant to this ARTICLE IX, then a refund equal to the amount of such insurance proceeds (net of any costs of recovery and any increase in premiums) or third party payment shall be made to the Indemnifying Party that made such payments to the relevant Indemnified Party. The Indemnified Party shall use its good faith efforts to obtain recoveries from insurers and other third parties in respect of this ARTICLE IX; provided that obligations to pursue claims against the R&W Insurance Policy shall be as set forth in Section 5.7. The amount of any Losses subject to indemnification under this ARTICLE IX shall be reduced by any reduction in any Taxes actually realized as a result of such Loss equal to the positive difference, if any, between (1) the Indemnified Party’s cash liability for Taxes in the year the Loss is incurred not taking into account such Loss or the corresponding indemnity payment under this Agreement or payment under the R&W Insurance Policy of such Loss, and (2) the Indemnified Party’s cash liability for Taxes in such year taking into account the Loss and taking into account any Tax cost (including taxable income) realized by the Indemnified Party as a result of the corresponding indemnity payment under this Agreement or payment under the R&W Insurance Policy on account of such Loss, with the Loss treated as the last item of expense or deduction realized for such year.

(g)           Each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, that no Indemnified Party shall be required to take any action that would interfere in more than a de minimis amount with the operation of its business, or the operation of the business of the Group Companies.

(h)           If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to ARTICLE IX and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.5            Terms and Conditions Relating to Indemnification.

(a)           If an Indemnified Party desires to seek indemnification under this ARTICLE IX against the Person(s) required to provide indemnification under this ARTICLE IX (collectively, the “Indemnifying Party”), the Indemnified Party shall assert a claim for indemnification by providing a written notice (the “Notice of Claim”) to the Indemnifying Party or Parties stating, in reasonable detail, the nature and basis of such claim and all supporting documentation. The Notice of Claim shall be provided to the Indemnifying Party as soon as practicable (and in any event not later than thirty (30) days) after the Indemnified Party becomes aware of an indemnifiable claim. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Claim, or any failure to provide a Notice of Claim in a timely manner shall not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this ARTICLE IX, except to the extent that the ability of such Indemnifying Party to defend such claim is actually and materially prejudiced by the Indemnified Party’s failure to give such Notice of Claim. If the Notice of Claim relates to a Third Party Claim, the procedures set forth in Section 9.5(b) shall be applicable. If the Notice of Claim does not relate to a Third Party Claim, the Indemnifying Party shall have thirty (30) days from the date of receipt of such Notice of Claim to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Claim, as the case may be, by delivering written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Claim within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to the Notice of Claim and, subject to the limitations and procedures set forth in this ARTICLE IX, shall be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Claim to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection and the Indemnifying Party and the Indemnified Party do not settle such dispute within thirty (30) days after the Indemnified Party’s receipt of such notice of objection, the Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of their respective rights under this ARTICLE IX.

(b)           Promptly (and in any event within thirty (30) days) after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any Action by a third party (a “Third Party Claim”) in respect of which the Indemnified Party shall seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party and provide the Indemnifying Party with all materials delivered to it by such third party; provided, that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this ARTICLE IX, except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice. In no event shall the Indemnified Party admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party. With respect to any such Third Party Claim, the Indemnifying Party shall have the right in the name of and on behalf of the Indemnified Party to (at the expense of the Indemnifying Party) take such action as it deems necessary to avoid, dispute, defend, investigate, appeal or make counter-claims pertaining to any such Third Party Claim (at the expense of the Indemnifying Party) through counsel chosen by the Indemnifying Party by notifying the Indemnified Party within thirty (30) days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate (but not control), at its own expense, in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party (at the expense of the Indemnifying Party) shall have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by counsel that there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to any Indemnifying Party or if there is otherwise a conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. Each Party agrees to render to the other parties such assistance as may reasonably be requested in connection with, and shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any such Third Party Claim, which assistance shall include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise, or offer to settle or compromise, or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim. Notwithstanding the foregoing, the insurer under the R&W Insurance Policy shall have the right to assume control of a Third Party Claim as set forth in the R&W Insurance Policy and any recovery with respect to such Third Party Claim shall also be applied to mitigate any claim for indemnification against the Indemnifying Party.

(c)           After written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 9.5(b), and except if the Indemnifying Party does not comply with its obligations pursuant to the penultimate sentence of this Section 9.5(c) (in which case the Indemnifying Party shall be liable for such costs and fees). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to Section 9.5(b) as provided above, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party if such Third Party Claim is actually an indemnifiable claim hereunder. The party controlling the defense of any Third Party Claim shall in any event defend any such matters vigorously and in good faith.

(d)           To the extent of any inconsistency between the provisions of ARTICLE IX and ARTICLE VII, the provisions of ARTICLE VII shall control with respect to Tax matters.

Section 9.6             Payment. Upon a determination of liability under this ARTICLE IX, to the extent, if any, that the Indemnifying Party is liable for an amount, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute.

Section 9.7             Knowledge. The Purchaser Indemnitees shall not be entitled to indemnification under this ARTICLE IX with respect to any Loss arising out of or resulting from any Breach (as defined in the R&W Insurance Policy) of which any of the Deal Team Members (as defined in the R&W Insurance Policy) had Actual Knowledge (as defined in the R&W Insurance Policy) as of the date hereof or as of the Closing Date.

Section 9.8             Exclusive Remedy. From and after the Closing, the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement and the transactions contemplated hereby (other than (i) claims for Fraud against the Party committing Fraud, (ii) claims for breaches of Seller’s or Purchaser’s post-closing covenants and (iii) equitable remedies in accordance with Section 11.12 relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby) shall be pursuant to the indemnification provisions of this ARTICLE IX (subject to the terms, conditions, limitations and restrictions herein), and each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, whether in contract, tort, strict liability, equitable remedy, based on a statute (including Environmental Laws (as defined in the Purchase Agreement)) or otherwise, that it may have against any other Party or, without limiting the generality of Section 11.14, their respective Related Parties with respect to such matters or otherwise.

Section 9.9            Characterization of Indemnification Payments. The Parties agree to treat any payment under this ARTICLE IX as an adjustment to the Purchase Price for tax purposes except as otherwise required by applicable Law.

Section 9.10          Amount of Losses. The determination of the dollar amount of any Losses subject to indemnification under this ARTICLE IX shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis.

ARTICLE X
CERTAIN DEFINITIONS

Section 10.1           Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

“Action” means any action, claim, complaint, charge, demand, hearing, inquiry, review, suit, arbitration, investigation, audit or proceeding, in each case, by or before any Governmental Authority.

“Adjustment Escrow Account” has the meaning set forth in the Purchase Agreement.

“Adjustment Escrow Subaccount” means a subaccount of the Adjustment Escrow Account.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto. For purposes of the foregoing, (a) for all periods prior to the Closing, neither Purchaser or Purchaser Guarantor, on the one hand, nor Seller or the Company, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither Seller, on the one hand, nor the Company, on the other hand, will be treated as an Affiliate of the other.

“Blocker Catch-Up Percentage” means the quotient of (i) the Blocker Percentage divided by (ii) (A) 49.9% minus (B) the Blocker Percentage.

“Blocker Closing Adjustment” means the product of (x) the Blocker Catch-Up Percentage and (y) the Closing Adjustment (as defined in the Purchase Agreement).

“Blocker Closing Payment” means the product of (x) the Blocker Catch-Up Percentage and (y) the Closing Payment (as defined in the Purchase Agreement).

“Blocker Distribution Percentage” means the Blocker Percentage divided by 0.698777.

“Blocker Percentage” has the meaning set forth in the Purchase Agreement, reflecting any adjustment to such percentage made pursuant to Section 6.10 of the Purchase Agreement.

“Business Day(s)” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required to or may be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment or arrangement, whether written (including in electronic form) or oral.

“Encumbrances” means options, pledges, security interests, liens, mortgages, deeds of trust, deeds to secure debt, options to purchase, or similar rights or options, easements, servitudes, charges, claims or other third-party rights (including rights of first refusal or first offer), restrictions, right of ways, easements, or title defects or encumbrances of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Enterprise Value” means $2,325,000,000.

“Equity Interests” means any capital stock, partnership, membership or other equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person.

“Equityholders” has the meaning set forth in the Purchase Agreement.

“Escrow Agent” has the meaning set forth in the Purchase Agreement.

“Escrow Agreement” has the meaning set forth in the Purchase Agreement.

“Final Statement” has the meaning set forth in the Purchase Agreement.

“Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties in ARTICLE III or ARTICLE IV, provided that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive another Party as an inducement to enter into this Agreement and (d) the other Party acted in reliance on such materially inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means (a) any national, federal, state, county, municipal or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, (c) any stock exchange or similar self-regulatory organization and (d) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Group Companies” has the meaning set forth in the Purchase Agreement.

“Indemnified Party” means a Person entitled to indemnification under ARTICLE IX.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, award, order, writ, injunction, treaty, legally binding agreement, stipulation or decree of or with a Governmental Authority.

“Law” means any statute, law, ordinance, rule, regulation, code, Judgment and any other binding requirement or determination promulgated by any Governmental Authority.

“Liability” means any and all debts, claims, liabilities, obligations, commitments, damages, fines, penalties, costs or expenses.

“Losses” means any losses, damages, deficiencies, liabilities, assessments, fines, penalties, Judgments, costs, disbursements, fees, expenses or settlements of any kind or nature, including reasonable legal, accounting and other professional fees and expenses.

“Monetizing Sponsors” has the meaning set forth in the Purchase Agreement.

“Note Interests” has the meaning set forth in the Purchase Agreement.

“Organizational Documents” means, with respect to any Person, the articles of association, certificate of incorporation, bylaws, limited liability company agreement or similar organizational documents of such Person.

“Permit” means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) (i) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings; (b) restrictions contained in leases, subleases and similar Contracts; (c) Encumbrances consisting of zoning or planning restrictions, building codes, Permits and other governmental or non-governmental restrictions or limitations on the use of real property or irregularities in title thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of such real property in the operation of the business of the Company as currently conducted; (d) easements, covenants, rights of way, conditions and other similar restrictions of record affecting title to any real property leased or subleased to the Company to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the related real property in the operation of the business of the Company as currently conducted and (e) with respect to any real property leased or subleased to the Company, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrance thereon, and (ii) any Encumbrance permitted under the applicable lease agreement and any ancillary documents thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the related real property leased or subleased to the Company in the operation of the business of the Company as currently conducted.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Pre-Closing Covenants” means a Party’s covenants or agreements required to be performed at or prior to Closing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“R&W Insurance Policy” has the meaning set forth in the Purchase Agreement.

“Related Agreements” means the Escrow Agreement and the agreements entered into in connection with the Blocker Restructuring Transactions.

“Related Party” means any former, current or future direct or indirect general or limited partner, equityholder, stockholder, controlling or controlled Persons, manager, director, officer, employee, Affiliate, Subsidiary, attorney or other Representatives of any Party, any other representatives of any of the foregoing, and their respective heirs, executors, administrators, successors, assignees and agents.

“Representatives” means a Party’s officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, accountants, counsel, consultants, advisors, investment bankers and agents.

“Seller Fundamental Indemnity Representations” means the Seller Fundamental Representations and the representations and warranties set forth in Section 3.8 and Section 3.9.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, 50% or more of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined Equity Interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tax” or “Taxes” means any income, alternative or add-on minimum, gross income or receipts, sales, use, value-added, consumption, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, environmental or windfall profit tax, custom, duty, tariff or other tax of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Tax Proceeding” means an audit, examination, contest, litigation or other proceeding by or against any Taxing Authority.

“Tax Return” means any return, declaration, election, report, claim for refund, information return, estimate, form or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Treasury Regulations” means final and temporary income tax regulations promulgated by the U.S. Department of Treasury.

“Uncovered Breach” has the meaning set forth in the Purchase Agreement.

“Willful Breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party where such Party knew, or reasonably would have been expected to know, that such act or omission would, or would reasonably be expected to, cause or result in a material breach of this Agreement, including any failure by a party to consummate the Closing after the applicable conditions set forth in ARTICLE VI have been satisfied or waived (other than the conditions that by their nature are to be satisfied by actions to be taken at the Closing).

Section 10.2       Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Adjustment Escrow Subaccount Amount	Section 1.3(a)
Agreement	Introductory Paragraph
Blocker Held Units	Section 3.2(c)
Blocker Restructuring Transactions	Recitals
BRS Corp.	Recitals
BRS Corp. Shares	Recitals
BRS LLC	Recitals
BRS LLC Units	Recitals
BRS Newco	Recitals
Closing	Section 2.1
Closing Date	Section 2.1
Closing Legal Impediment	Section 6.1(a)
Company	Recitals
Confidential Information	Section 5.2(a)
Disclosing Party	Section 5.2(a)
Effective Date	Introductory Paragraph
Equityholder Purchase Price Adjustment Payment	Section 1.4(a)
Guaranteed Obligations	Section 11.15(a)
Indemnifying Party	Section 9.5(a)
New Note	Exhibit A
Newly Issued BRS LLC Preferred Units	Exhibit A
Newly Issued BRS Newco Preferred Units	Exhibit A
Newly Issued Preferred Units	Exhibit A
Notice of Claim	Section 9.5(a)

Parties	Introductory Paragraph
Party	Introductory Paragraph
Potential Contributor	Section 9.4(h)
Purchase Agreement	Recitals
Purchase Closing	Recitals
Purchase Price	Section 1.2
Purchase Price Adjustment	Section 1.4(a)
Purchased Interests	Recitals
Purchaser	Introductory Paragraph
Purchaser Basket	Section 9.4(d)
Purchaser Fundamental Representations	Section 6.3(a)
Purchaser Guarantor	Introductory Paragraph
Purchaser Indemnitee	Section 9.2
Purchaser Purchase Price Adjustment Payment	Section 1.4(a)
Receiving Party	Section 5.2(a)
Securities Act	Section 4.9(a)
Seller	Introductory Paragraph
Seller Basket	Section 9.4(c)
Seller Fundamental Representations	Section 6.2(a)
Seller Indemnitee	Section 9.3
Third Party Claim	Section 9.5(b)
TPG Furnace	Recitals
TPG New Blocker	Exhibit A
Transaction Transfer Taxes	Section 7.3
Transferred BRS Corp. Shares	Exhibit A
Transferred BRS LLC Common Units	Exhibit A
Transferred Portion of the Note	Exhibit A

ARTICLE XI
GENERAL PROVISIONS

Section 11.1      Assignment. Neither this Agreement nor any of the rights or obligations of the Parties may be assigned by a Party without the prior written consent of the other Parties; provided, that, (a) Purchaser may assign its rights under this Agreement, in whole or in part, to one or more of its Affiliates and (b) Purchaser may collaterally assign its rights hereunder to its lenders, in each case, without the prior written consent of the other Parties; provided, further, that such assignment shall not release Purchaser from its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 11.1 shall be void.

Section 11.2     No Third-Party Beneficiaries. Except for the Persons covered by Section 11.14, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any benefit or create any right or cause of action for any other Persons.

Section 11.3      Entire Agreement; Amendments. This Agreement, including any Exhibits, and the Related Agreements contain the complete and entire understanding of the parties with respect to their subject matter. This Agreement and the Related Agreements supersede all prior written or oral statements, representations, warranties, promises, assurances, agreements and understandings between the Parties relating to or in connection with the subject matter of this Agreement and the Related Agreements. All Exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. This Agreement may not be amended, modified or superseded except in writing signed by each Party.

Section 11.4      Notices. All notices, requests, demands, waivers and other communications (including, for the avoidance of doubt, any notice or document sent by any Party pursuant to ARTICLE I) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a)       If to Purchaser or Purchaser Guarantor:

U. S. Steel Holdco LLC

c/o United States Steel Corporation

600 Grant St., 61st Floor

Pittsburgh, PA 15219

Attn: Richard Fruehauf

E-mail: RLFruehauf@uss.com

with a copy (which shall not constitute notice) to:

U. S. Steel Holdco LLC

c/o United States Steel Corporation

600 Grant St.,15th Floor

Pittsburgh, PA 15219

Attn: Mark Furry, Associate General Counsel – Corporate

E-mail: MWFurry@uss.com

and

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Robert Kennedy

E-mail: RKennedy@milbank.com

(b) If to Seller:

TPG Growth II BDH, L.P.
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: Office of General Counsel
c/o David Mosse and Brandon Vongsawad
E-mail: officeofgeneralcounsel@tpg.com
Cc: dmosse@tpg.com and bvongsawad@tpg.com

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Kevin M. Schmidt and Christopher Anthony
E-mail: kmschmidt@debevoise.com and canthony@debevoise.com

or such other addresses or numbers and/or addressee as are furnished in writing by the applicable Party.

Section 11.5      Expenses. Subject to Section 7.3 and the provisions hereof related to the Unpaid Transaction Expenses Amount, all costs and expenses incurred by a Party or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement will be paid by such Party or such Affiliate, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.6      Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, limited liability companies and partnerships and vice versa. The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement are inserted for convenience only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

Section 11.7      Counterparts. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 11.8      Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, force or effect of any other provision of this Agreement. Upon such determination, the Parties will negotiate in good faith to modify this Agreement so to as effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.9      Governing Law; Consent to Exclusive Jurisdiction.

(a)       The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

(b)       Each Party agrees that any legal action or proceeding with respect to this Agreement shall be brought in the Court of Chancery in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. In such event, the action or proceeding shall be brought in the federal district court sitting in the City of Wilmington, Delaware. Each Party irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each Party irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in this Section 11.9(b). Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 11.4) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the courts referenced in this Section 11.9(b).

Section 11.10    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY PORTION OF THIS AGREEMENT OR THE RELATED AGREEMENTS, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 11.11    Recovery of Fees by Prevailing Party. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final Judgment, shall pay to the prevailing Party all costs, expenses and attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals. If the prevailing Party shall recover Judgment in any Action, its costs, expenses and attorneys’ fees shall be included as part of such Judgment.

Section 11.12    Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby or conferred by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to ARTICLE VIII, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 11.13    Certain Acknowledgments of Purchaser and Purchaser Guarantor. Each of Purchaser and Purchaser Guarantor hereby acknowledges and agrees that:

(a)       NONE OF SELLER, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS OF THE COMPANY, THE COMPANY, THE PURCHASED INTERESTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION WITH RESPECT THERETO, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE III OF THIS AGREEMENT, AND SELLER AND THE COMPANY HEREBY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY SELLER, THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES OR ANY OTHER PERSON. OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, THE PURCHASED INTERESTS (INCLUDING THE ASSETS AND PROPERTIES OF THE COMPANY) ARE BEING TRANSFERRED ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS, WITHOUT ANY OTHER REPRESENTATION OR WARRANTY (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS).

(b)       None of Seller, the Company or any other Person makes any representation or warranty to Purchaser or Purchaser Guarantor regarding the probable success or profitability of the Company, and any projections, forecasts, estimates, budgets or other forward-looking statements or information provided in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby are estimates and projections of future performance that were made by the Company, and there is no assurance that any such results will be achieved.

(c)       It has not relied on any promise, representation or warranty that is not set forth in ARTICLE III of this Agreement and that none of Seller, the Company or any other Person makes any representation or warranty with respect to any management presentation or any financial projection or forecast relating to the Company. Each of Purchaser and Purchaser Guarantor acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Purchaser and Purchaser Guarantor has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of Seller and the Company expressly and specifically set forth in ARTICLE III of this Agreement. None of Seller, the Company or any other Person will have or be subject to any liability to Purchaser, Purchaser Guarantor or any other Person resulting from the distribution to Purchaser, Purchaser Guarantor or their Representatives or Purchaser’s or Purchaser Guarantor’s use of, any such information, including any confidential memoranda distributed on behalf of Seller or the Company or other publications or data room information provided or otherwise made available to Purchaser, Purchaser Guarantor or their Representatives, or any other document or information in any form provided or otherwise made available to Purchaser, Purchaser Guarantor or their Representatives in connection with this Agreement or related to the Company.

Section 11.14    Non-Recourse.

(a)       This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Subject to the limitations contained herein, (i) all Actions based upon, arising out of or relating to this Agreement may be made only against the Persons that are expressly identified as parties hereto and (ii) except as expressly provided hereunder, no Related Party shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action arising out of or relating to this Agreement.

(b)       Notwithstanding anything that may be expressed or implied in this Agreement, each Party agrees, on behalf of itself and its Affiliates, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein (subject to the limitations contained therein), respectively, with respect to any such party. Except to the extent a Related Party is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement, and not otherwise), no Related Party shall have any liability to any Party or any of its Affiliates relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

Section 11.15    Guarantee.

(a)       In consideration of Seller entering into this Agreement at Purchaser’s request, Purchaser Guarantor unconditionally and irrevocably guarantees to Seller the due and punctual performance and observance by Purchaser of all of its obligations, representations, covenants, warranties and indemnities under or pursuant to this Agreement and the other Related Agreements (which, for purposes of this Section 11.15, shall not include the BRS Newco A&R LLC Agreement or the Company A&R LLC Agreement (each as defined in the Purchase Agreement)) (the “Guaranteed Obligations”) and unconditionally and irrevocably indemnifies Seller against all Losses that it may suffer if any of the Guaranteed Obligations is or becomes unenforceable, invalid or illegal. The liability of Purchaser Guarantor under this Section 11.15 will not be released or diminished by any variation of the Guaranteed Obligations or by any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or by any granting of time for such performance.

(b)       If and whenever Purchaser defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Purchaser Guarantor shall as soon as reasonably practicable (but in any event within three (3) Business Days) following demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on Seller as it would have received if the Guaranteed Obligations had been duly performed and satisfied by Purchaser.

(c)       This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights that Seller may now or in the future have or hold for the performance and observance of the Guaranteed Obligations.

(d)      As a separate and independent stipulation Purchaser Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Purchaser by reason of any legal limitation, disability or incapacity on or of Purchaser or any other fact or circumstances (other than any limitation imposed by this Agreement) will nevertheless be enforceable against and recoverable from Purchaser Guarantor as though the same had been incurred by Purchaser Guarantor and Purchaser Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation, and Purchaser Guarantor shall pay the Guaranteed Obligations as soon as reasonably practicable (but in any event within three (3) Business Days) following demand.

(e)      None of Seller or any of its Affiliates will owe any obligations or have any liability to Purchaser Guarantor under or in connection with this Agreement or any of the Related Agreements, except for any Related Agreement to which Seller and Purchaser Guarantor are parties. Purchaser Guarantor irrevocably and unconditionally waives any claim or other remedy that Purchaser Guarantor may have against Seller or any of its Affiliates in respect of any liability. Without prejudice to the generality of the foregoing, Purchaser Guarantor accepts all of the exclusions, disclaimers and limitations of, and any acknowledgment of Purchaser or other provision that would have the effect of reducing, the liability of Seller or its Affiliates under or in connection with this Agreement or any of the other Related Agreements as if Purchaser Guarantor were Purchaser.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

U. S. STEEL HOLDCO LLC

By:	/s/ Dean Marshall
Name: Dean Marshall
Title: President

PURCHASER GUARANTOR:

UNITED STATES STEEL CORPORATION

By:	/s/ David B. Burritt
Name: David B. Burritt
Title: President

SELLER:

TPG GROWTH II BDH, L.P.

By: TPG Growth II Advisors, Inc., its General Partner

By:	/s/ David Mosse
Name: David Mosse
Title: Vice President

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Blocker Restructuring Transactions

Capitalized terms not defined herein shall have meaning set forth in the Agreement.

1.     TPG Furnace shall distribute to the Company:

a.	a number of Common Units of BRS LLC equal to the product of (x) the Blocker Distribution Percentage and (y) 1,000 (the “Transferred BRS LLC Common Units”);

b.	a number of shares of Common Stock of BRS Corp., par value $0.001, equal to the product of (x) the Blocker Distribution Percentage and (y) 1,000 (the “Transferred BRS Corp. Shares”); and

c.	a portion of TPG Furnace’s Note Interests (as defined in the Purchase Agreement) with a principal amount equal to the product of (x) the Blocker Distribution Percentage and (y) $290,000,000 (the “Transferred Portion of the Note”).

2.     Seller shall form an entity expected to be named TPG Furnace New BL, LLC, a Delaware limited liability company (which shall elect to be treated as a corporation for U.S. federal income tax purposes effective as of the date of its formation) (“TPG New Blocker”), as a wholly-owned Subsidiary of Seller, and capitalize TPG New Blocker with an equity commitment letter for an amount equal to the principal amount of the New Note (as defined below).

3.     Pursuant to the Purchase Agreement and prior to the Purchase Closing, the Company shall, together with the other equityholders BRS LLC and BRS Corp., contribute to:

a.	BRS LLC, the Transferred BRS LLC Common Units and the Transferred Portion of the Note and in exchange BRS LLC shall issue and deliver to the Company (i) the product of (x) the Blocker Percentage and (y) 1,000 Common Units of BRS LLC as set forth on Exhibit A of the Purchase Agreement and (ii) certain Preferred Units of BRS LLC as set forth on Exhibit A of the Purchase Agreement (the “Newly Issued BRS LLC Preferred Units”); and

b.	BRS Newco, the Transferred BRS Corp. Shares and in exchange BRS Newco shall issue and deliver to the Company (i) the product of (x) the Blocker Percentage and (y) 1,000 Common Units of BRS Newco and (ii) certain Preferred Units of BRS Newco (the “Newly Issued BRS Newco Preferred Units” and together with the Newly Issued BRS LLC Preferred Units, the “Newly Issued Preferred Units”) in accordance with the Purchase Agreement.

4.     The Company shall sell the Newly Issued Preferred Units to TPG New Blocker in exchange for a note issued by TPG New Blocker to the Company with a principal amount equal to the fair market value of the Newly Issued Preferred Units (the “New Note”).

5.     The Company’s Limited Liability Company Agreement shall be amended and restated to provide for a set number of Company membership units rather than membership interests.

6.     The Company shall distribute the New Note to Seller in redemption of a number of Company membership units that correlates to the value of the Newly Issued Preferred Units.

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